UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 3, 2011

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Further to the Current Report on Form 8-K filed by H&R Block, Inc. (the “Company”) on August 24, 2011, on November 3, 2011, the Company, and its indirect wholly owned subsidiaries RSM McGladrey Business Services, Inc. (“RSMBS”) and RSM McGladrey, Inc. (“RSM”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with McGladrey & Pullen LLP (“M&P”) and its wholly owned subsidiary McGladrey Merger LLC (the “M&P Sub”), providing for the merger of M&P Sub with and into RSM (which prior to closing will also become the parent of RSM McGladrey Business Solutions, Inc.) (the “Merger”), with RSM continuing as the surviving limited liability company and a subsidiary of M&P after the Merger.  Prior to entering into the Merger Agreement, most of the above parties had entered into various agreements whereby RSM and M&P operated together in an alternative practice structure with RSM providing tax and consulting services and M&P providing audit services. This relationship will terminate at the closing.

The total consideration payable by M&P to RSMBS will be equal to approximately $500 million plus a subordinated note, as described below, and a working capital adjustment to occur thirty days after closing.  RSMBS will also maintain all cash on the balance sheet of the companies being sold.  As part of the consideration, RSMBS will also receive a subordinated note from M&P for certain amounts that are currently payable to RSM by M&P and its partners (such amounts are currently estimated at approximately $60 million), which will accrue interest at 8% annually that will be paid in kind semiannually. Both principal and accrued interest will be payable on or about five and one half years following the closing.

The transaction is subject to the expiration of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period, certain regulatory filings, and other customary closing conditions.  Either party may terminate the Merger Agreement if the transaction does not close by December 31, 2011.

The Merger Agreement includes an undertaking of the Company and RSMBS for a period of three years following the Merger not to compete with the business being sold and not to persuade clients of the companies being sold to terminate business relationships with such companies, subject to the Company and RSMBS being entitled to continue conducting their business as currently conducted by them.

Pursuant to the Merger Agreement, the Company and RSMBS will indemnify M&P and its affiliates for losses related to certain breaches of representations, warranties and covenants contained in the Merger Agreement.

The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is being filed as Exhibit 2.1 hereto.  The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about the Company and should not be relied upon as disclosure about the Company without consideration of the periodic and current reports and statements that the Company filed with the United States Securities and Exchange Commission.  The terms of the Merger Agreement govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Merger Agreement.  In particular, the representations and warranties made by the parties to each other in the Merger Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosures and schedules to the Merger Agreement.  Accordingly, representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and they should not be relied on as statements of fact.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger between the Company, RSM McGladrey Business Services, Inc., RSM McGladrey, Inc., McGladrey & Pullen LLP and McGladrey Merger LLC, dated November 3, 2011 (the schedules to the Merger Agreement have been omitted. The Company will furnish such schedules to the SEC upon request).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: November 7, 2011	By:/s/ Jeffrey T. Brown
Jeffrey T. Brown
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 2.1
Agreement and Plan of Merger between the Company, RSM McGladrey Business Services, Inc., RSM McGladrey, Inc., McGladrey & Pullen LLP and McGladrey Merger LLC, dated November 3, 2011 (the schedules to the Merger Agreement have been omitted. The Company will furnish such schedules to the SEC upon request).